ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.	Name of corporation: Bitzio, Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of five hundred twenty thousand (520,000) shares of Preferred Stock, $.001 par value per share, designated as Series E Convertible Preferred Stock. Each shares of Series E Convertible Preferred Stock shall have a stated value equal to Ten Dollars ($10.00) (the “Stated Value”). The relative rights, preferences and limitations of shares of Series E Convertible Preferred Stock are set forth on the Addendum to this Certificate of Designation.

3.	Effective date of filing: (optional)

4.	Signature: (required)	/s/ Hubert J. Blanchette

ADDENDUM TO THE CERTIFICATE OF DESIGNATION

SERIES E CONVERTIBLE PREFERRED STOCK

($.001 Par Value)

of

BITZIO, INC.

Section 1. Dividends. The Corporation’s Board of Directors shall not declare a dividend payable to holders of Series E Convertible Preferred Stock.

Section 2. Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series E Convertible Preferred Stock shall be entitled to receive in cash out of the net assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock or to the holders of any other class or series of equity stock, an amount equal to the Stated Value of the outstanding shares of Series E Convertible Preferred Stock on the record date for the distribution.

Section 3. Voting Rights. Except as set forth in Section 5 below, the holders of shares of Series E Convertible Preferred Stock shall have no voting rights.

Section 4. Reacquired Shares. Any shares of Series E Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5. Voting on Amendment. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than one hundred percent (100%) of the then outstanding shares of Series E Convertible Preferred Stock shall be required for any change to the Corporation’s Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series E Convertible Preferred Stock.

Section 6. Conversion. The holders of the Series E Convertible Preferred Stock shall have the following rights with respect to the conversion of the Series E Convertible Preferred Stock into shares of Common Stock:

(A) Conversion Procedure. Subject to and in compliance with the provisions of this Section 6, any shares of Series E Convertible Preferred Stock may, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock. The holder of a share of Series E Convertible Preferred Stock may exercise its conversion right by giving a written conversion notice (the “Conversion Notice”) (x) by email or facsimile to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by email or facsimile to the Corporation’s transfer agent for its Common Stock, as designated by the Corporation from time to time (the “Transfer Agent”) and to its counsel, as designated by the Corporation from time to time. If such conversion will result in the conversion of all of such holder’s Series E Convertible Preferred Stock, the holder shall also surrender the certificate for the Series E Convertible Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

(B) Conversion Ratio. The number of shares of Common Stock to which a holder of Series E Convertible Preferred Stock shall be entitled upon a Conversion shall equal the quotient determined by dividing (x) the Stated Value of the shares of Series E Convertible Preferred Stock recited in the Conversion Notice by (y) the Conversion Price (the “Conversion Rate”). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon any conversion.

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(C) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, eighty-five percent (85%) of the average of the closing bid prices for the Common Stock during the five (5) consecutive trading days immediately preceding the Conversion Date or other date of determination, as quoted by Bloomberg, LP.

(D) Issuance of Certificates; Time Conversion Effected.

(i) Conversion shall be deemed to have been effected, and the “Conversion Date” shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice. The rights of the holder of the Series E Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Promptly, but in no event more than three (3) Trading Days, after the Conversion Date and surrender of the Series E Convertible Preferred Stock certificate (if required), the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered, to the holder, registered in such name or names as the holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series E Convertible Preferred Stock has been converted. In the alternative, if the Corporation’s Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with The Depository Trust Corporation. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered holder shall be subject to compliance with all applicable federal and state securities laws.

(ii) The Corporation understands that a delay in the issuance of the shares of Common Stock beyond three (3) Trading Days after the Conversion Date (unless delivery of the Preferred Stock certificate is required) could result in economic loss to the holder of the Series E Convertible Preferred Stock. As compensation to the holder for such loss, the Corporation agrees to pay the holder’s actual losses occasioned by any “buy-in” of Common Stock necessitated by such late delivery. Furthermore, in addition to any other remedies that may be available to the holder, if the Corporation fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days after the Conversion Date (unless delivery of the Preferred Stock certificate is required), the holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation. Upon delivery of such notice of revocation, the Corporation and the holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice, except that the holder shall retain the right to receive the actual cost of any “buy-in.”

(E) Limitations on Conversions. The Corporation shall not effect any conversions of the Series E Convertible Preferred Stock and the holder shall not have the right to convert any shares of Series E Convertible Preferred Stock to the extent that after giving effect to such conversion, the holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Since the holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the holder or an affiliate thereof, the holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the holder determines that the limitation contained in this Section applies, the determination of the number of shares of Series E Convertible Preferred Stock that are convertible shall be the responsibility and obligation of the holder. If the holder has delivered a Conversion Notice for a conversion of shares of Series E Convertible Preferred Stock that, without regard to any other shares that the holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify the holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date and, any shares of Series E Convertible Preferred Stock tendered for conversion in excess of the permitted amount hereunder shall remain outstanding. The provisions of this Section may be waived by a holder (but only as to itself and not to any other holder) upon not less than 61 days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver.

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(F) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the holder) to insure that the holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of his Series E Convertible Preferred Stock, such shares of stock, securities or assets as would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable had his Series E Convertible Preferred Stock been converted into shares of Common Stock immediately prior to such Organic Change (without taking into account any limitations or restrictions on the timing of conversions). In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the holder) with respect to the holder’s rights and interests to insure that the provisions of this Section 6 will thereafter be applicable to the Series E Convertible Preferred Stock. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a more than one hundred percent (100%) of Series E Convertible Preferred Stock then outstanding), the obligation to deliver to each holder of Series E Convertible Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

Section 7. Notices. In case at any time:

(a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

(b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(c) there shall be any Organic Change;

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then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series E Convertible Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

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